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                                                                    EXHIBIT 99.1




MEDIA CONTACT:                                    INVESTOR CONTACT:
Skip Colcord                                      Phil Ruddick
(781) 386-6624                                    (781) 386-6638
colcors@polaroid.com                              ruddicp@polaroid.com





                  POLAROID APPOINTS NEW CHIEF FINANCIAL OFFICER


         CAMBRIDGE, MASS., -- JUNE 7, 2001 -- Polaroid Corporation (NYSE: PRD) today named William L. Flaherty executive vice president and chief financial officer of the company, effective immediately. He reports to Gary T. DiCamillo, chairman and chief executive officer, and is responsible for finance, treasury, internal audit, tax and investor relations.

         Flaherty, 53, is a seasoned finance professional with extensive experience, especially in dealing with companies in transition. He served as chief financial officer at Avid Technology, Inc., a world leader in digital imaging systems for editing film, video and audio, where he played a leadership role in restoring the technology company to profitability. Flaherty also served as chief financial officer of Gibson Greetings, Inc., a leading manufacturer and marketer of greeting cards, where he orchestrated a cost-reduction program, uncovered and resolved significant inventory and derivatives issues, and sold an underperforming subsidiary.

         "Bill's financial experience coupled with his knowledge of both consumer products and digital imaging technology will be of great value to Polaroid," said DiCamillo. "Bill is results-oriented and has a track record for developing and implementing financial strategies with tangible results. He will be a positive addition to our management team."


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                                                        POLAROID CFO FLAHERTY -2

         In addition to his recent experience, Flaherty served as vice president and corporate treasurer of FMR Corp. (Fidelity Investments); spent 13 years at E.I. du Pont de Nemours and Company; served as vice president and treasurer of the James River Corporation of Virginia, and started his career as an auditor at Price Waterhouse & Co. Flaherty graduated from Dartmouth College and has an MBA from Dartmouth's Tuck School of Business Administration. He is also a certified public accountant.

         Flaherty replaces Carl L. Lueders, who served as acting chief financial officer for the past four months. Lueders, who will be actively involved in the transition, has been named vice president - finance.

         Polaroid Corporation, with annual sales of approximately $2 billion, is the worldwide leader in instant imaging. Polaroid supplies instant photographic cameras and films; digital imaging hardware, software and media; secure identification systems; and sunglasses to markets worldwide. Visit the Polaroid web site at www.polaroid.com.


         "Polaroid" is a registered trademark of Polaroid Corporation, Cambridge, Mass. 02139

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